Exhibit 5


                               Cendant Corporation
                                  6 Sylvan Way
                          Parsippany, New Jersey  07054


                                      November 30, 1998



 Cendant Corporation
 6 Sylvan Way
 Parsippany, NJ 07054


 Ladies and Gentlemen:

           I am acting as counsel for Cendant Corporation, a Delaware corporation (the "Company"), in connection with (i) the preparation of the Registration Statement on Form S-3 (File No. 333-49405) that was filed on April 3, 1998 by the Company with the Securities and Exchange Commission (the "Commission") and as amended on November 6, 1998 and November 17, 1998 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"); and (ii) the Underwriting Agreement, dated November 24, 1998 (the "Underwriting Agreement"), by and among Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (collectively, the "Underwriters"), and the Company, relating to the sale by the Company to the Underwriters of $400,000,000 aggregate principal amount of the Company's 7-1/2% Notes due 2000 and $1,150,000,000 aggregate principal amount of the Company's 7-3/4% Notes due 2003 (collectively, the "Securities") to be issued under an indenture, dated as of February 24, 1998 (the "Indenture"), by and between the Company and The Bank of Nova Scotia Trust Company of New York, as trustee (the "Trustee").

           This opinion is delivered in accordance with the requirements of Items 601(b)(5) of Regulation S-K under the Securities Act.

           In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) the Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, on Form T-1 of the Trustee; (iii) an executed copy of the Indenture; (iv) the Securities and specimen certificates thereof; (v) an executed copy of the Underwriting Agreement; (vi) the Certificate of Incorporation and By-laws of the Company, as presently in effect; (vii) certain resolutions of the Pricing Committee of the Board of Directors of the Company relating to the issuance and sale of the Securities; and (viii) a certificate of good standing for the Company, dated November 30, 1998, of the Secretary of State of the State of Delaware. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

           In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents and documents to be executed by parties other than the Company, I have assumed that the parties thereto had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery of such documents by the parties to such documents, and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which were not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

           I am admitted to the bar in the State of New York and express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the United States of America, to the extent referred to specifically herein.

           Based upon and subject to the foregoing, I am of the opinion that:

           1. The Company is a corporation duly incorporated and validly existing pursuant to the laws of the State of Delaware.

           2. The Securities constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

           I hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. I also consent to the reference to me under the heading "Legal Opinions" in the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.


                                    Very truly yours,


                                    /s/ Eric J. Bock